Exhibit 3.65

Delaware The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “UNDERSEA SOLUTIONS CORPORATION” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF INCORPORATION, FILED THE TENTH DAY OF SEPTEMBER, A.D. 2014, AT 11:09 O’CLOCK A.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID CORPORATION, “UNDERSEA SOLUTIONS CORPORATION”.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

5600588 8100H	Authentication: 203508322
SR# 20176914605	Date: 11-02-17

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:22 AM 09/10/2014
FILED 11:09 AM 09/10/2014
SRV 141161533 - 5600588 FILE

CERTIFICATE OF INCORPORATION

OF

UNDERSEA SOLUTIONS CORPORATION

*****

1.	The name of the corporation is: Undersea Solutions Corporation.

2.	The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is: The Corporation Trust Company.

3.	The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.	The total number of shares of stock which the corporation shall have authority to issue is 100 shares; all of such shares shall be without par value.

5.	The name and mailing address of each incorporator is as follows:

NAME	MAILING ADDRESS
Charles R. Monroe, Jr.	4101 Washington Ave.
Newport News, VA 23607
6.	The corporation is to have perpetual existence.

7.	In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

8.	Elections of directors need not be by written ballot unless the by-laws of the corporation shall provide.

9.	The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

10.	A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

I, THE UNDERSIGNED, being the sole incorporator herein before named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hands this 10th day of September, 2014.

/s/ Charles R. Monroe, Jr.
Charles R. Monroe, Jr., Incorporator

DE001 - 02/13/08 C T System Online